Exhibit 99.1

Regional Bankshares, Inc.
PO Box 2255
Hartsville, SC 29551

April 6, 2007

To Our Shareholders:

        As you may know, we’ve been a public company for the past several years. This means that we’ve been required to comply with extensive Securities and Exchange Commission (SEC) disclosure and reporting requirements, including those prescribed under the Sarbanes-Oxley Act. These requirements include preparing and filing a variety of reports with the SEC regarding our financial condition, operations, management and other aspects of our business, and having these reports reviewed by outside counsel and independent auditors.

        The cost of complying with these requirements is substantial, representing an estimated annual direct and indirect cost to us of approximately $75,000, representing approximately 9.72% of our 2006 net earnings and approximately $54.12 per shareholder. We expect that this expense will increase in 2007 by at least $100,000 as a result of additional auditing and consulting costs we’ll need to incur in order to prepare an internal controls report mandated by the Sarbanes-Oxley Act. In addition to the direct costs we’ll incur in preparing this report, we anticipate that the documentation, testing and auditing processes themselves, in addition to our existing SEC compliance activities, will require a significant time commitment that will compete with revenue-enhancing activities.

        In view of these issues, particularly in light of the relatively small benefit we believe our shareholders have received as a result of our status as a public company, we believe that terminating our SEC registration, or “deregistering,” by the means described below will provide a more efficient means of using our capital to benefit our shareholders. Because our trading volume is so low, buyers and sellers of our stock are not always available at consistent trading prices. We believe this inefficient trading market has resulted in little relative benefit for our shareholders as compared to the costs of maintaining our SEC registration.

        To deregister, we will need to reduce our number of record holders of our common stock below 300. To do this, we plan to engage in a reorganization transaction in which holders of 126 or fewer shares of common stock as of the closing of the transaction will receive cash in the amount of $14.50 per share and holders of more than 126 shares and fewer than 631 shares will receive shares of a newly created class of preferred stock in exchange for their shares of their common stock at a one-for-one exchange ratio. All other shareholders would retain their shares of common stock and be unaffected by the transaction. The preferred stock will have the following characteristics:

•	Nonvoting except on a proposal to effect a change of control of our company (i.e., sell the bank), in which case the shares would vote with the common stock as a single class, with one vote per share.

•	A non-cumulative annual dividend in the amount of $0.20 per share.

•	Liquidation preference equal to the greater of the net book value per share of the preferred stock or the common stock, in each case as of the end of the calendar quarter preceding the effective date of the liquidation.

•	In a change in control of our company, preferred shareholders will be entitled to receive the same amount and kind of consideration as is paid to the common shareholders.

        The end result of this transaction will be that we will have fewer than 300 shareholders of record of our existing class of common stock and fewer than 500 shareholders of record of the newly created preferred stock, which are the results necessary to enable us to cease filing SEC reports. By using both cash and equity in the reorganization, we will minimize the capital cost of the transaction and enable many of our shareholders to retain an equity ownership in our company.

        The reorganization will be effected by means of a plan of reorganization describing the transaction’s effect and an amendment to our articles of incorporation containing the terms of the preferred stock. The Board has approved the transaction and preferred stock terms and will submit the plan of reorganization to our shareholders for approval at a special meeting of shareholders along with a proxy statement describing the reorganization. We’ll mail you the proxy statement following completion of SEC review, which we anticipate will occur this summer. We plan to close the reorganization transaction promptly after the shareholders’ meeting, assuming shareholder approval is received. Please see “Additional Legal Information” below for more information about the proxy statement.

        Thank you for your continuing interest in our bank. We’ll be in touch with more information as we continue forward with this transaction.

Sincerely,

/s/ Curtis A. Tyner, Sr.

Curtis A. Tyner, Sr.
President and Chief Executive Officer

Additional Information About the Proxy Statement

We plan to file a preliminary proxy statement regarding the reorganization described above with the SEC and will file a definitive proxy statement upon completion of SEC review. Before making any voting decisions, investors and shareholders are urged to read the proxy statement carefully in its entirety when it becomes available, as it will contain important information about the reorganization. A definitive proxy statement will be sent to the shareholders of the Company seeking their approval of the reorganization. Investors and shareholders may obtain free copies of the preliminary and definitive proxy statements, when they become available, and other documents filed with, or furnished to, the SEC by the Company at the SEC’s website at http://www.sec.gov. Copies of the proxy statement and other documents filed with the SEC may also be obtained for free from the Company by directing a written request to Regional Bankshares, Inc.,206 South Fifth Street, Hartsville, SC 29550, attn: Curtis A. Tyner, Sr., President and Chief Executive Officer, telephone (843) 383-4333.

Regional Bankshares, Inc., its directors, executive officers and certain members of management and employees may be soliciting proxies from shareholders in favor of approval of the reorganization. Information regarding such officers and directors is included or incorporated by reference in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2006 and in its proxy statements for its annual and special meetings of shareholders as filed with the SEC.